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                                                                    EXHIBIT 10.3

                                       Manor Care, Inc.
                                       333 N. Summit Street
                                       Toledo, OH 43604

August 20, 2004

Mr. Paul A. Ormond

Dear Paul:

         The Compensation Committee of the Board of Directors of Manor Care, Inc. ("Manor Care") recognizes your efforts and would like to provide you with the opportunity to earn retirement/death benefits in addition to those provided by the Supplemental Executive Retirement Plan and the Supplemental Corporate Officer-Senior Executive Life Insurance Program. Accordingly, Manor Care will purchase a life insurance policy on your life (the "Policy") with premiums payable in the total amount of $3,400,000 over five years, and with such other terms with such insurance carrier as may mutually be agreed upon. Manor Care will solicit your input on the form of such Policy and the selection of the insurance carrier. Manor Care will be the owner of the Policy. In the event that you retire from the Company on or after your attainment of age 60, then subject to the terms of this letter Manor Care will transfer to you the ownership of the Policy. Manor Care will designate the beneficiary of the Policy as you may instruct; provided, however, that except as provided below, if you terminate employment prior to age 60, Manor Care will be the beneficiary of the Policy.

         Except as provided below, if you voluntarily terminate employment with Manor Care prior to attaining age 60 Manor Care will continue as the owner of the Policy, you shall have no rights to have the Policy transferred to you and Manor Care shall have no further obligations to you under this Agreement. In such case Manor Care as the owner of the Policy may in its discretion continue such Policy in force or may surrender the Policy for its cash value at anytime.

         In the event prior to your attaining age 60 your employment terminates due to (i) Manor Care terminating your employment for reasons other than Cause (as defined in the Severance Agreement dated August 20, 1999 between Health Care Retirement Corporation of America, HCR ManorCare, Inc. and you (the "Severance Agreement"), (ii) death, (iii) your disability such that you become entitled to disability benefits under Manor Care's long term disability plan, (iv) your voluntary termination of employment following a Corporate Transaction (as defined in the Severance Agreement) under such circumstances that you are entitled under the terms of the Severance Agreement to Severance Benefits (as defined in the Severance Agreement) thereunder, (v) your voluntary termination of employment following an involuntary reduction in your overall compensation opportunities as in effect on the date hereof, or (vi) your voluntary termination of employment following a material reduction in your responsibilities or title but not including any change in your title of Chairman which is determined to be made by the Board of

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August 20, 2004
Page 2

Directors of Manor Care in good faith as being in accordance with corporate governance standards generally applicable in the relevant marketplace, then in addition to and as part of any severance which may be payable under the terms of your Severance Agreement, Manor Care will transfer ownership of the Policy to you (or in the event of your death to your estate or other beneficiary you designate) as of the first business day following your termination of employment.

         You shall be responsible for all taxes imposed on you with respect to the Policy transfer. To the extent that such transfer results in a tax withholding obligation on Manor Care, then Manor Care may satisfy such withholding from any other payments which may be due to you from Manor Care. If there are not sufficient funds upon which to satisfy any such withholding requirements, then Manor Care may satisfy any withholding obligations from the cash surrender value of the Policy. Alternatively, at your election you may satisfy the withholding Obligation by paying Manor Care such amount from other funds.

         Nothing contained in this letter agreement conveys upon you the right to continue to be employed by Manor Care, constitutes a contract or agreement of employment or restricts Manor Care's right to terminate you at any time, with or without cause.

         The laws of the State of Ohio will govern the terms of this letter agreement.

         Please indicate your acceptance of the terms set forth in this letter agreement by signing and dating it below and returning it to me.

                                      Very truly yours,

                                      Chairman, Compensation Committee of
                                      the Board of Directors of Manor Care, Inc.

                                      Agreed and Accepted.

                                      __________________________________________
                                      Paul A. Ormond                        Date